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Exhibit 10.30

GENERAL CONSULTING AGREEMENT

        This Consulting Agreement ("Agreement") is by and between Bradstreet Clinical Research & Associates, Inc., a New Jersey Corporation ("Bradstreet"), located at 1588 Route 130 North, Suite C-2, North Brunswick, NJ, 08902, and Gentium, an Italy Corporation ("Gentium"), located at Piazza XX Settembre, 2, 22079 Villa Guardia (CO), Italy, Villa Gardia (Como), Italy.

1.
Description of Services

  As of the date hereof, Bradstreet will provide Gentium with clinical and regulatory consulting services ("the Services").

  Bradstreet will use its best efforts to perform the Services in accordance with the highest standards of its field. Bradstreet will work closely with Gentium by meetings, teleconferences and project reviews to assure that the Services are performed as desired.

2.
Performance of Services

  The manner in which the Services are to be performed and the number of hours required to complete the work shall be based on Estimated Project Budgets, to be provided to Gentium upon request, on a case-by-case basis. Bradstreet shall work as many hours as may be reasonably necessary to fulfill Bradstreet's obligations under this Agreement.

3.
Payment to Bradstreet

  Gentium shall pay Bradstreet for all work performed on an hourly basis. By the 5th day of every month, Bradstreet shall submit a monthly invoice to Gentium, accompanied by corresponding timesheets. All invoices will clearly define each task performed, time spent and the hourly rate billed for said task. Gentium shall pay Bradstreet no later than 30 days following receipt of each invoice.

  Notwithstanding the above, Gentium may pay some or all of the estimated costs of a project in advance, as the parties may agree from time to time, on a case-by-case basis.

4.
Expenses of Bradstreet

  Bradstreet shall be entitled to reimbursement from Gentium for all reasonable and customary "out-of-pocket" expenses (e.g. phone, Fed-Ex, photocopies, consumable supplies, etc.). In the event that the services provided are at a location away from the New Jersey area, Gentium will reimburse Bradstreet for reasonable travel time and living expenses. It is understood and agreed that the locations where Bradstreet will provide services will be approved in advance by Gentium. Payment for those services and expenses will be made upon submission by Bradstreet of an itemized account of services provided and expenses incurred.

5.
Term/Termination

  This Agreement shall be effective for an indefinite period of time. Either party may terminate this Agreement by serving the other party with 60 days prior written notice to that effect. In the event of breach that the other party breaches this Agreement and fails to cure that breach within 30 days of receipt of written notice to that effect.

6.
Relationship of Parties

  It is understood by the parties that Bradstreet is an independent contractor with respect to Gentium, and not an employee of Gentium. Gentium will not provide fringe benefits, including health insurance benefits, paid vacation or any other employee benefit, for the benefit of Bradstreet or Bradstreet's employees.

7.
Disclosure

  Bradstreet and Gentium recognize that Bradstreet may work on various and similar projects for other clients. It is understood and agreed that Bradstreet will not disclose to Gentium any confidential information of past and present clients. Gentium will rely on Bradstreet's ethical judgment to avoid conflicts of interest. Notwithstanding the above, Bradstreet is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict with the best interests of Gentium. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to any activity that Bradstreet may be involved with on behalf of Gentium.

8.
Bradstreet's Employees and Subcontractors

  Bradstreet's employees and professionals with whom they have contracts, if any, who perform services for Gentium under this Agreement, shall also be bound by the provisions of this Agreement.

9.
Confidentiality

a.
Gentium recognizes that during the discussions leading up to this Agreement and during the term of this Agreement, Bradstreet has acquired or will acquire from Gentium information which Gentium considers to be proprietary and confidential. For example, Gentium has or will have products, prices, business affairs, future plans, trade secrets, process information, customer lists, technical information, product design information, and other proprietary information (collectively, "Information") which are valuable, special and unique assets of Gentium. Bradstreet agrees that Bradstreet will not at any time or in any manner, either directly or indirectly, (i) use any Information for Bradstreet's own benefit, (ii) use any Information other than for the purpose of performing its services under this Agreement, or (iii) divulge, disclose or communicate in any manner to any third party any Information without the prior written consent of Gentium. Bradstreet will protect the Information and treat it as strictly confidential for a period of 10 years. A violation of this paragraph shall be a material violation of this Agreement.

    Notwithstanding the above, this Agreement shall not restrict Bradstreet's use or disclosure of any information which:

    (1)
    is, or later becomes, publicly known through no fault of Bradstreet;

    (2)
    was already known to Bradstreet as evidenced by Bradstreet's written records at the time of its receipt by Bradstreet; or

    (3)
    is lawfully and in good faith made available to Bradstreet without restriction on disclosure or use by a third party.

  b.
  Unauthorized Disclosure of Information

    If it appears that Bradstreet has disclosed (or has threatened to disclose) Information in violation of this Agreement, Gentium shall be entitled to an injunction to restrain Bradstreet from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Gentium shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

  c.
  Services by Bradstreet to Third Parties

    The parties recognize that Bradstreet may provide consulting services to third parties. However, Bradstreet is bound by the confidentiality provisions of this Agreement, and Bradstreet may not use the Information, directly or indirectly, for the benefit of third parties.

10.
Indemnification/Hold Harmless

  Bradstreet and/or its respective directors, officers, employees and agents (hereinafter, for the purposes of this Section 10, "Bradstreet"), will not be held liable for any loss, injury or damage incurred by Gentium or by a third party as a result of the performance of the Services and/or as a result of Gentium's activities, provided that such loss, injury or damage does not arise from Bradstreet's negligence or willful misconduct or breach of this Agreement. Gentium shall indemnify, defend and hold harmless Bradstreet from any liability, loss, cost or expense incurred by Bradstreet as a result of the performance of the Services and/or as a result of Gentium's activities, whether related to treatment by investigators, use of experimental drug or negligence or misconduct on the part of Gentium or manufactured product, provided: (i) the liability, loss, cost of expense (including reasonable attorney's fee and costs) or breach of this Agreement does not arise from the negligence or willful misconduct of Bradstreet, (ii) Bradstreet gives Gentium prompt written notice of the claim, (iii) Bradstreet fully cooperates with the defense of the claim, and (iv) Bradstreet does not settle or compromise the claim without Gentium's express prior written consent. This obligation shall survive the expiration or earlier termination of this Agreement.

11.
Notices

  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or sent certified and return receipt requested, postage prepaid, addressed as follows:

Gentium:	Gentium S.p.A. Piazza XX Settembre, 2 22079 Villa Guardia (CO) Italy
Attn:	Massimo Iacobelli
Bradstreet:	Bradstreet Clinical Research & Associates, Inc. 1588 Route 130 North, Suite C-2 North Brunswick, NJ 08902
Attn:	Patricia W. Bradstreet, President and CEO

  Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

12.
Entire Agreement

  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

13.
Amendment

  This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

14.
Severability

  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

15.
Waiver of Contractual Right

  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16.
Certificates

  Bradstreet warrants and certifies that it has never been debarred or convicted of crimes described under subsections (a) or (b) of the Generic Drug Enforcement Act of 1992.

17.
Governing law and jurisdiction

  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to any conflicts of law principles therein, and the courts of the State of New Jersey shall have sole jurisdiction in the event of a dispute arising between the parties in that regard.

18.
Inventions

  Any and all inventions, discoveries, reports or work product which Bradstreet may make during the term of this Agreement relating to the subject matter hereafter (the "Inventions") and all know-how which Bradstreet may develop in connection therewith shall be Gentium's property and shall be disclosed promptly and fully to Gentium in writing.

  The obligations set forth in this paragraph shall survive the termination of expiration of this Agreement.

For:	Gentium S.p.A.
By:	/s/ LAURA IRIS FERRO	Date:	March 19, 2004
Title:
For:	Bradstreet Clinical Research & Associates, Inc.
By:	/s/ PATRICIA W. BRADSTREET Patricia W. Bradstreet	Date:	June 21, 04
Title:	President and CEO

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GENERAL CONSULTING AGREEMENT